EXHIBIT 10.30

January 4, 2008

Dear Keith,

This Letter Agreement supersedes your earlier letter agreement dated January 30, 2007 with respect to your entitlement to severance (“severance”) in connection with your separation from service from Consumer Source Inc., and constitutes our agreement relating to your severance in connection with your separation from service from PRIMEDIA Inc. (“PRIMEDIA”) under any of the following circumstances.

In the event that PRIMEDIA terminates your employment without cause, you will receive as severance the greater of 12 months’ base salary at your then effective rate or an amount consistent with PRIMEDIA’s regular severance practices then in effect.

Subject to the conditions set forth below, you will also be entitled to receive the above severance amount in the event that you incur a voluntary termination for good reason upon, without your consent, (i) a material reduction in your salary or aggregate target cash compensation, or (ii) you cease to be General Counsel or head of the PRIMEDIA legal department if there are more than one attorney in the department. However, clause (i) shall not be applicable if your material reduction in compensation is implemented in virtually the same manner for all senior executives of PRIMEDIA unless such material reduction occurs within 12 months of a Change in Control. “Change in Control” for purposes of this Letter Agreement shall mean a transaction or series of related transactions whereby KKR Associates and/or its Affiliates (“KKR”) (a) sells or otherwise disposes of beneficial ownership (within the meaning of Rule 1 3d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of securities of PRIMEDIA representing 35% or more of the combined voting power of all securities of PRIMEDIA entitled to vote in the election of directors of PRIMEDIA to any single person or group (within the meaning of Section 13(d)(3) of the 1934 Act, and the rules and regulations promulgated thereunder), other than to an Affiliate (as defined in the securities laws as defined in the 1934 Act) of KKR, and in connection with or following such disposition such single person or group obtains control of a majority of the seats (other than vacant seats) on the Board of Directors; (b) PRIMEDIA adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (c) all or substantially all of the assets or business of PRIMEDIA is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders or PRIMEDIA immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of PRIMEDIA prior to such event, the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of PRIMEDIA); or PRIMEDIA combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of PRIMEDIA immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the new combined corporation (there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined corporation, any shares received by affiliates of such other corporation in exchange for stock of such other corporation).

In order for you to receive severance upon your voluntary termination for good reason for the reasons stated above, each of the following conditions must be satisfied: (i) you must terminate employment within one year of the initial good reason event; (ii) you must give PRIMEDIA written notice of your good reason event within 90 days of its initial occurrence; and (iii) PRIMEDIA shall have 30 days after your notice in which to remedy the good reason condition.

Your severance, less applicable withholding, will be paid in a single lump sum within ten days after you execute the attached Separation and Release Agreement, all the terms of which are incorporated herein by reference. If you fail to return the Separation and Release Agreement within 45 days after your termination or revoke your execution thereof within 7 days thereafter, this Letter Agreement shall become null and void and you will not be entitled to any severance payments hereunder.

No severance payment shall be payable upon your separation from service for cause. For purposes of this Letter Agreement, “cause” shall mean any dishonest or fraudulent conduct against PRIMEDIA, substance abuse, conviction of a felony, knowing and willful misconduct demonstrably injurious to PRIMEDIA, or the willful or repeated failure or refusal to perform your material duties with respect to PRIMEDIA or comply with the directions of the Board of Directors of PRIMEDIA, or its Chairman, that are reasonably consistent with your duties.

The severance payment set forth above shall be in lieu of and not in addition to any other severance policies of PRIMEDIA which may be in effect generally from time to time.

Both parties agree that any disputes hereunder shall be heard and determined by an arbitrator selected in accordance with the rules and procedures of the American Arbitration Association in New York City and that the arbitrator’s findings shall be final and binding on both parties hereto.

This Letter Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of New York.

This Letter Agreement constitutes our entire agreement and supersedes all prior agreements between us relating to the subject matter hereof, written or oral, which are of no further force and effect. The provisions of this Letter Agreement may not be changed or waived, except by a writing signed by you and PRIMEDIA.

It is our mutual intent that this Letter Agreement shall comply with all the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, to the extent that any provision thereof is not exempt, and in the event that any such provision does not so comply nor is exempt, it shall be interpreted in such a manner as to be in compliance.

Very truly yours,

/s/ DEAN B. NELSON
Dean B. Nelson
Chairman, PRIMEDIA Inc.

Agreed and accepted:

/s/ KEITH L. BELKNAP
Keith Belknap
Date: 1/8/08

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) by and between Keith Belknap Employee”) and PRIMEDIA Inc. (the “Company”) shall become effective (“Effective Date”) seven days after the execution of the release set forth in paragraph 7 (“Release”) which must be delivered to the Company on or before the expiration of 45 days from the Date of Separation as defined below.

RECITAL

Employee and Company desire to reach a mutual understanding and acceptance of the terms and conditions related to Employee’s separation from employment with Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained it is hereby agreed as follows:

1. This Agreement shall supersede and cancel any prior agreement or letter of any kind between the Employee and the Company with respect to the payment of severance and any such agreement or letter shall be null and void upon the Effective Date.

2. Employee shall cease to be an employee of Company as of                      (“Date of Separation”) and shall be paid Employee’s normal salary through the Date of Separation and any accrued but unused vacation days, less applicable withholding, not later than on the first payroll date following the Date of Separation.

3. In consideration of the Release, the Company shall pay Employee a

single lump sum as severance (“Severance”) equal to $                    , less applicable withholding, within 10 days following the Effective Date. In no event shall any Severance ever be paid later than by March 15,         if for any reason the Effective Date has not occurred by that date.

4. In addition to Severance, the Company will pay Employee $                    , representing a prorated portion of target bonus under the Company’s Executive Incentive Compensation Plan (“EICP”) for              which EICP payment shall be made on                      and without regard to Employee’s execution of the Release.

5. If Employee is currently participating in the PRIMEDIA Thrift and Retirement Plan (the “PRIMEDIA Plan”), Employee shall cease to be an active participant in the PRIMEDIA Plan on and after the Separation Date. The vested value of Employee’s account balance under the PRIMEDIA Plan will be paid to Employee by separate check issued by the Trustee of the PRIMEDIA Plan in accordance with the provisions of the PRIMEDIA Plan; provided, however, that if the vested value of Employee’s account balance under the PRIMEDIA Plan is greater than $1,000, Employee shall have the option to keep her vested balance in the PRIMEDIA Plan pursuant to the terms of the PRIMEDIA Plan. Employee’s coverage (if any) under the PRIMEDIA Health and Welfare Program ceases as of the Date of Separation. If Employee is covered under this Program as of the Date of Separation, Employee may elect to continue to be covered by the PRIMEDIA Medical Plan, PRIMEDIA Dental Plan and the PRIMEDIA Health Care Reimbursement Account Program if the Employee makes the required monthly premium payments in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If applicable, additional information regarding COBRA continuation coverage will be delivered to Employee under separate cover. The foregoing rights shall not be contingent upon your execution of the Release.

6. Employee agrees that the Company is authorized to open any and all business mail addressed to Employee at the Company’s address. Employee further understands and agrees that the Company will not be responsible for forwarding mail.

7. Employee, for Employee, Employee’s heirs, executors, administrators and assigns, hereby unconditionally releases, discharges and acquits Company, its subsidiaries, parents, and affiliates, and each of them, and their respective officers, directors, shareholders, partners, employees, agents and affiliates, and each of them (hereinafter collectively referred to as “Releasees”) from any and all debts, agreements, promises, liabilities, claims, damages, actions, causes of action, or demands of any kind or nature including without limitation all claims of wrongful discharge, breach of contract, intentional infliction of emotional distress, breach of alleged implied covenant of good faith and fair dealing, invasion of privacy, defamation, and age or sex discrimination, or discrimination based on any other ground, including but not limited to those arising under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act and the Family and Medical Leave Act of 1993, the Sarbanes-Oxley Act of 2002 and all other federal, state and local equal employment, fair employment, civil or human rights laws, codes and ordinances, regardless of whether such claims are past, present, or future, personal or representative, known or unknown, or arising out of any occurrence to date and expressly including but not limited to any liability arising out of or in connection with the employment of Employee by Company or the termination hereof, claims for attorneys’ fees and costs, and any and all forms of compensation, including without limitation any severance or termination payments, incentive awards or bonuses or similar payments, relating to such employment other than as set forth in paragraph 3.

It is understood and agreed that the Release set forth above is intended as and shall be deemed to be a full and complete release of any and all claims that Employee may have against the Company arising out of any occurrence arising on or before the Effective Date and is intended to cover and does cover any and all future damages not now known to Employee or which may later develop or be discovered, including all causes of action therefor and arising out of or in connection with any occurrence arising on or before the Effective Date.

8. By executing and delivering this Agreement, Employee acknowledges that Employee:

(a) has carefully read and fully understands the terms of this Agreement, including the Release set forth in Paragraph 7;

(b) is entering into this Agreement voluntarily and knowing that Employee is releasing any and all claims that Employee has or believes Employee may have against Company;

(c) has hereby been advised by this Agreement that Employee has the right to consult with an attorney of Employee’s choosing prior to signing this Agreement;

(d) is giving this release of claims in return for consideration to which Employee otherwise would not have been entitled, to-wit, any compensation and benefit enhancements beyond those that Employee would otherwise be entitled to pursuant to the Company’s policies and practices of general application;

(e) Employee has a period of 45 days from the Date of Separation to execute and deliver the Release to the Company; and

(f) Employee has a period of 7 days to revoke or rescind the Release following its execution and delivery to the Company within the applicable 45 day period.

9. Employee hereby covenants not to sue or bring any claim against Releasees and acknowledges and agrees that this Release may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, claim, suit or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement.

10. Employee promises not to make any statement, written or oral, directly or indirectly, which in any way disparages Company or any of its affiliates or their publications, or the employees, officers, directors or shareholders of any of them. Employee promises to maintain this Agreement in strict confidence and to make no disclosure of the terms hereof to any third party, except as may be required by law.

11. Except as specifically agreed to between the Company and Employee with respect to Employee’s right to retain his computer and blackberry, Employee covenants that Employee has returned all Company property in Employee’s possession to Company on or before the Date of Separation. Employee further acknowledges receipt of the Notice on Conclusion of Employment, attached hereto as Exhibit “A.” Employee understands and agrees that any disclosure in contravention of this Agreement or Notice on Conclusion of Employment may release Company from any obligations it may have to Employee under this Agreement.

12. This Agreement sets forth the entire agreement between the parties regarding Employee’s termination of employment from Company, supersedes any prior written, oral or implied agreement between the parties hereto regarding the subject matter hereof and may only be amended by a written agreement signed by the parties hereto.

13. Employee agrees and understands that neither the content nor the execution of this Agreement, including the Release, shall constitute or be construed as any implied or actual admission by Company of any liability to or of the validity of any claim by Employee that Employee is entitled to additional compensation or continued employment with the Company or that the Company engaged in any wrongdoing.

14. Employee hereby represents and agrees that in entering into this Agreement, including the Release, Employee has relied solely upon Employee’s own judgment, belief and knowledge and Employee’s own legal and other professional advisors and that no statement made by or on behalf of Company has in any way influenced Employee in such regard.

15. Employee hereby represents and warrants to Company that Employee has not assigned any claim Employee may or might have against Company to any third party.

16. Each party shall pay its or her own attorneys’ fees, costs and expenses related to this Agreement.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

18. The provisions of this Agreement are severable except that this Agreement shall not be effective prior to the Effective Date. If any other provision of the Agreement is declared invalid or unenforceable, the ruling will not affect the validity and enforceability of any other provision of the Agreement.

19. It is the mutual intent of the parties that this Agreement shall comply with all the provisions of Section 409(A) of the Internal Revenue Code of 1986, as amended, to the extent that any provision thereof is not exempt, and in the event that any such provision does not so comply nor is exempt, it shall be interpreted in such a manner as to be in compliance therewith.

WITNESS the due execution hereof by a duly authorized officer of PRIMEDIA Inc. this              day of                     ,             .

By:

I, the undersigned Employee, hereby execute and deliver this Agreement, including but not limited to the Release set forth in paragraph 7, this              day of                     ,             . I further understand that I have a period of seven days hereafter to revoke or rescind my execution and delivery and that my rights under this Agreement shall not become effective until the expiration of this seven-day period.

Name:	Keith Belknap

Signature: